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                                                                  Exhibit 10.34


[Summa Four LOGO]


                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 21st day of November, 1996, is entered into by Summa Four, Inc., a Delaware corporation with its principal place of business at 25 Sundial Avenue, Manchester, New Hampshire 03103 (the "Company"), and Robert A. Degan of 438 Glen Road, Weston, Massachusetts 02193 (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. EMPLOYMENT AT WILL. The Company hereby agrees to employ the Employee as an employee at will, and the Employee hereby accepts such employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 2, 1997 (the "Commencement Date") and ending on the date the Employee's employment is terminated in accordance with the provisions of Section 4 (such period, the "Employment Period").

         2. TITLE; CAPACITY. The Employee shall serve as President and Chief Executive Officer of the Company and shall continue as a member of the Company's Board of Directors (the "Board"). The Employee shall be based at the Company's headquarters in Manchester, New Hampshire, or such place or places in the continental United States as the Board shall reasonably determine and the Employee shall agree. The Employee shall be subject to the supervision of the Board, and shall have such authority as is vested in such position under the Company's by-laws and as may be delegated to him by the


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Board. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         3.       Compensation and Benefits.
                  --------------------------

                  3.1 SALARY. The Company shall pay the Employee, in bi-weekly installments, an annual base salary of $225,000 annually (less applicable state and federal taxes), subject to any increases as may be determined from time to time by the Board.

                  3.2 BONUS. For the period beginning on the Commencement Date and ending March 31, 1997, the Employee will be entitled to a bonus of $25,000, payable on or before April 15, 1997. For each twelve month period ending on or after March 31, 1998 during the Employment Period, the Employee shall be eligible for a bonus of up to 40% of his current base salary based on the achievement of certain goals with half of the bonus based on the satisfaction of personal objectives and the other half based on the satisfaction of corporate objectives for the Company's fiscal year then ending, as determined by the Compensation Committee and approved by the Board. If either the Employee's personal objectives or corporate objectives are satisfied, the Employee shall


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receive that portion of his bonus related to the satisfaction of either of those objectives without regard to whether the other is satisfied.

                  3.3 FRINGE BENEFITS. The Employee shall be entitled to participate in benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, and to vacations in accordance with the Company's vacation policy.

                  3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all gasoline used by the Employee in one automobile owned or leased by him and for reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, PROVIDED, HOWEVER, that (i) the amount available for such travel, entertainment and other expenses may be fixed in advance by the Compensation Committee or the Board and (ii) amounts so reimbursed for gasoline will be included in Employee's taxable income except as so documented as a business expense. If, prior to January 2, 1998, the Employee relocates his principal residence to within a reasonable commuting distance of the Company's Manchester, New Hampshire office, the Company will reimburse the Employee for his relocation expenses to the extent provided for under the Company's relocation policy as in effect on the date of this Agreement.


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                  3.5 STOCK OPTION. Effective as of the Commencement Date, the
Employee shall be granted an incentive stock option to purchase 125,000 shares of the Company's common stock under its 1993 Stock Incentive Plan (the "Plan") at the closing price on the Commencement Date. The option shall vest one-third on the first anniversary, one-third on the second anniversary and one-third on the third anniversary of the Commencement Date. The option may be exercised by the Employee, to the extent vested, in accordance with the terms of the Plan.

                  3.6 APARTMENT RENTAL. Until such time (if any) as the Employee relocates his principal residence as contemplated under Section 3.4, the Company shall for its convenience and at its expense provide the Employee with the use of an apartment within a reasonable commuting distance of Manchester.

         4. EMPLOYMENT TERMINATION WITHOUT CAUSE. The Employee shall have the status of an employee at will. The Company may terminate the Employee's employment at any time without cause. The Employee has no obligation to remain employed by the Company and may terminate his employment at any time.

                  4.1 TERMINATION FOR CAUSE. In the event the Employee's employment is terminated for cause, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. For purposes of this Agreement, "cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of the Employee's dishonesty, gross negligence or gross misconduct, or (b) the conviction of the


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Employee of, or the entry of a pleading of guilty or NOLO CONTENDERE by the
Employee to, any crime involving moral turpitude or any felony.

                  4.2 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs. For purposes of this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

                  4.3 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. If the Employee's employment is terminated by the Company for any reason other than for cause, the Company shall continue paying the Employee's base salary and insurance benefits then in effect, after the Employee's termination of employment, either for twenty-four (24) months, if such termination occurs prior to January 2, 1998, or for twelve (12) months, if such termination occurs on or after January 2, 1998, provided, nevertheless, that if the Employee begins substantially full-time employment in an


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executive position with another employer (or is re-employed by the Company), such payment shall terminate as of the date of such employment.

         5.       NON-COMPETE.

                  (a) During the Employment Period and for a period of twelve (12) months after the Employee's termination of employment for any reason, the Employee will not directly or indirectly:

                  (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), render any services to any business engaged in the design, manufacture or sale of programmable switches (including, without limitation, Excel), or to any non-legacy switch manufacturer (including, without limitation, Sattel) or any major original equipment manufacturer customer of Excel (including, without limitation, Boston Technology, Glenayre or AccessLine); or

                  (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                  (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.


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                  (b) If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (c) The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 5 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

         7. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.


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         8.       ENTIRE AGREEMENT. This Agreement constitutes the entire
agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         9. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

         12.      Miscellaneous.
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                  12.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  12.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.


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                  12.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    SUMMA FOUR, INC.



                                    By: /s/ Barry Gorsun
                                       -----------------------------------------

                                    Title: Chairman
                                          --------------------------------------

                                    /s/ ROBERT A. DEGAN
                                    --------------------------------------------
                                    ROBERT A. DEGAN

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